Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-109150, No. 333-104632, No. 333-100754, No. 333-87348, No. 333-51236, No. 333-96231, No. 333-82591, and No. 333-49001; and Forms S-8 No. 333-123396, 333-106502, 333-87368, No. 333-85721, No. 333-68347, No. 333-66060, No. 333-59838, No. 333-07669, and No. 33-97350) and related Prospectuses of our report dated February 11, 2004, with respect to the consolidated financial statements of Socket Communications, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

San Jose, California
March 6, 2006